CONSENT OF INDEPENDENT ACCOUNTANT



Board of Directors
Badger Paper Mills, Inc. and Subsidiaries

We have issued our reports dated February 1, 2000, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of Badger Paper Mills, Inc. and Subsidiaries on Form 10-K for the years ended December 31, 1999, 1998 and 1997. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Badger Paper
Mills, Inc. and Subsidiaries on Forms S-8 (File No. 333-01671, effective March 13, 1996 and File No. 333-01673, effective March 13, 1996).



/s/ Grant Thornton LLP

Appleton, Wisconsin
March 21, 2000